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                                                                  EXHIBIT 10.22


                                PROMISSORY NOTE

$7,800,000                                                       MARCH 24, 2000


         NETZEE, INC., successor to Direct Access Interactive, Inc. (hereinafter referred to as "Maker"), for value received, hereby promises to pay to the order of THE INTERCEPT GROUP, INC., a Georgia corporation (hereinafter referred to as "Payee"), the aggregate principal amount of SEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($ 7,800,000) together with interest on the unpaid principal balance and all other outstanding amounts and fees owed hereunder for which interest may accrue under applicable law from the date hereof at the rate of Prime Rate + 2.0% (a total of 11.0% at the date of this Note) per annum (computed on the basis of a 360-day year). The Prime Rate shall be equal to the prime rate as published in The Wall Street Journal (Eastern Edition). All amounts owed hereunder, including principal, interest, costs, fees and expenses, shall be immediately due and payable to Payee upon the earlier to occur of (a) March 31, 2002, (b) a change in control of Maker from that which exists on the date hereof, including but not limited to by reason of stock purchase or sale, merger, reorganization, voting agreement, or other transaction or agreement involving Maker and its subsidiaries or any of them whereby the current shareholders of Maker cease to own at least 75% of the voting securities of Maker or its successor or combined entity, or the sale or all or substantially all of the assets of Maker and its subsidiaries, or by reason of a change in the membership of Maker's board of directors such that the present members of such board cease to represent at least 2/3 of the members of the board, or (c) a default by Maker under this Note, the Security Agreement (defined below) or any material agreement between Maker or any of its subsidiaries, on the one hand, and Payee and any of its subsidiaries, on the other hand, which default continues beyond any applicable cure period.

         Interest only on the outstanding principal balance hereof shall be due and payable monthly, in arrears, with the first installment being payable on the first (1st) day of May, 2000 and subsequent installments being payable on the first (1st) day of each succeeding month thereafter until the Maturity Date, at which time the entire outstanding principal balance, together with all accrued and unpaid interest and all other sums owed hereunder, shall be immediately due and payable in full. All amounts due under this Note are payable at 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071 or at such other place as Payee may from time to time designate to Maker in writing, in coin or currency of the United States of America.

         This Note shall be binding upon the Maker and its successors and assigns and shall inure to the benefit of Payee and its successors and assigns. The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without penalty. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

         This Note is with full recourse to any assets of Maker. The proceeds of this Note are to be used by Maker for its working capital needs. This Note is secured by a lien and security interest to Maker's assets and properties, wherever located, now or hereafter acquired, as further described and evidenced by the Security Agreement dated on or about August 6, 1999 executed
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by Maker for the benefit of Payee (the "Security Agreement"). All obligations of Maker under this Promissory Note shall be secured by such Security
Agreement.

         If any of the following events (an "Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then this Note shall thereupon be and become, forthwith due and payable, without any further notice or demand of any kind whatsoever, all of which are hereby expressly waived:

                  (a) If Maker defaults in the payment of principal or interest on this Note when and as the same shall become due and payable and such default continues for 20 days after Maker receives notice from Payee of such default; or

                  (b) If Maker makes an assignment for the benefit of creditors or admits in writing an inability to pay his or its debts generally as they become due;

                  (c) If an order, judgment or decree is entered adjudicating Maker bankrupt or insolvent;

                  (d) If Maker petitions or applies to any tribunal for the appointment of a trustee or receiver of Maker, or of any substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

                  (e) If any such petition or application is filed, or any such proceedings are commenced, against Maker, and Maker by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order remains unstayed and in effect for more than 90 days;

                  (f) If Maker breaches any of its representations, warranties, covenants, agreements or other obligations under the Security Agreement, which breach is not cured within ten (10) days of such breach;

                  (g) If Maker defaults on any other obligations owed to Payee under any now existing or hereafter arising agreement, promissory note, contract or other document; or

                  (h) If Maker dissolves or otherwise ceases to conduct business in the ordinary course as presently conducted.

         Any failure on the part of Payee at any time to require the performance by Maker of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Payee to insist on strict compliance with the terms and



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conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Payee to insist on strict compliance with the terms and conditions hereof.

         Time is of the essence with respect to this Note.

         This Note shall be governed by, and enforced and interpreted in accordance with, the laws of the State of Georgia without regard to the principles of conflict of laws.

         In the event this note, or any part hereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection including, but not limited to, attorneys' fees equal to 15% of the principal and interest then due. In the event that Maker fails to make any payment when due, Payee shall provide written notice of default to Maker, which notice shall allow Maker ten
(10) days from the date of receipt of such notice in which to cure such default. If such default is not cured within the time allowed, the balance hereof shall be deemed to be immediately accelerated without further notice to Maker.

         IN WITNESS WHEREOF, Maker has executed this Note under seal as of the date first set forth above.

                                 MAKER:

                                 Netzee, Inc.


                                 /s/ Richard Eiswirth
                                 ----------------------------------------------
                                 By: Richard Eiswirth
                                     Chief Financial Officer

                                                              [CORPORATE SEAL]



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